UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934

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SITESTAR CORPORATION

  (Name of Registrant as Specified In Its Charter)

  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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 SITESTAR CORPORATION

7109 Timberlake Road

Lynchburg, VA 24502

(434) 239-4272

Notice of Action by Written Consent of Shareholders to be Effective July 3, 2015

Dear Stockholder:

Sitestar Corporation, a Nevada corporation. (the "Company"), hereby notifies our stockholders of record on June 4, 2015 that stockholders holding approximately 52% of the voting power have approved, by written consent in lieu of a special meeting on February 17, 2015 the following proposals (the "Proposals"):

Proposal One: The election of the following six individuals to the Board of Directors (the "Board") of the Company: Frank R. Erhartic, Jr., Daniel A. Judd, Jeffrey I. Moore, Roger Malouf, Steven L. Kiel and Jeremy K. Gold; and

Proposal Two: The selection of Ciro E. Adams, CPA, LLC. as the Company’s independent certified public accountants for the fiscal year ending December 31, 2015.

This Information Statement is first being mailed to our stockholders of record as of the close of business on June 4, 2015. The actions contemplated herein will not be effective until July 3, 2015, a date which is at least 20 days after the date on which this Information Statement is first mailed to our stockholders of record.  You are urged to read the Information Statement in its entirety for a description of the action taken by the majority stockholders of the Company.

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

The corporate action is taken by consent of the holders of a majority of the shares outstanding, and pursuant to Nevada law and the Company’s bylaws permit holders of a majority of the voting power to take a stockholder action by written consent. Proxies are not being solicited because stockholders holding approximately 52% of the issued and outstanding voting capital stock of the Company hold more than enough shares to effect the proposed action and have voted in favor of the proposals contained herein.

/s/ Frank R. Erhartic, Jr.

President and Chief Executive Officer

7109 Timberlake Road

Lynchburg, VA 24502

June 2, 2015

 SITESTAR CORPORATION

7109 Timberlake Road

Lynchburg, VA 24502

  INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

General Information

This Information Statement is being furnished to the stockholders of Sitestar Corporation, a Nevada corporation (the “Company”), in connection with the election of six directors to the Board of Directors (the "Board") of the Company and the ratification of the decision of the Board to engage Ciro E. Adams, CPA, LLC. as the Company’s independent certified public accountants for the fiscal year ending December 31, 2015. On February 17, 2015 both our Board approved, and the holders of a majority of our voting capital stock approved, the election of Frank R. Erhartic, Jr., Daniel A. Judd, Jeffrey I. Moore, Roger Malouf, Steven L. Kiel and Jeremy K. Gold to serve as members of our Board and the engagement of Ciro E. Adams Following the expiration of the 20 day period mandated by Rule 14C of the Exchange Act the election of the new members of the Board and engagement of Ciro E. Adams, CPA, LLC will become effective.

Voting Securities

As of the date of this information statement, our voting securities consist of our common stock, par value $0.001 per share, ("Common Stock") of which 74,085,705 shares are outstanding. Approval of the Proposals requires the affirmative consent of a majority of the shares of our Common Stock issued and outstanding at June 4, 2015 (the “Record Date”).  The quorum necessary to conduct the business of the stockholders consists of a majority of the Common Stock issued and outstanding as of the Record Date.

Stockholders who beneficially own an aggregate of 38,109,661 shares of our Common Stock, or approximately 52% of the total 74,085,705 issued and outstanding shares of Common Stock, are the “Consenting Stockholders.” The Consenting Stockholders have the power to vote all of their shares of our Common Stock, which number exceeds the majority of the issued and outstanding shares of our Common Stock on the date of this information statement. The Consenting Stockholders have consented to the proposed actions set forth herein and had and have the power to pass the proposed corporate actions without the concurrence of any of our other stockholders.

The approval of these actions by written consent is made possible by NRS 78.320 of the Nevada Revised Statutes which provides that the written consent of at least the majority of the voting power shall be required for election of directors. To eliminate the costs involved in holding a special meeting, our Board of Directors elected to utilize the written consent of the holders of more than a majority of our voting securities.

Pursuant to our Bylaws we are required to provide prompt notice of the taking of the corporate action described above without a meeting of stockholders to all stockholders who did not consent in writing to such action. This information statement serves as such notice. This information statement will be mailed on or about June 12, 2015 to stockholders of record as of the Record Date, and is being delivered to inform you of the corporate action described herein before such action takes effect in accordance with Rule 14c-2 of the Securities Exchange Act of 1934.

The entire cost of furnishing this information statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this information statement to the beneficial owners of our voting securities held of record by them, and we will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

PROPOSAL 1 – ELECTION OF FRANK R. ERHARTIC, JR., DANIEL A. JUDD, JEFFREY I. MOORE,

ROGER MALOUF, STEVEN KIEL AND JEREMY GOLD

TO THE BOARD OF THE COMPANY

Background of the Election of the New Board

Settlement Agreement. On February 6, 2015, Frank R. Erhartic, Jr, as President of the Company, and Daniel A. Judd, .as Chief Financial Officer of the Company, entered into a Settlement Agreement with Jeffrey I. Moore, Julia H. Moore, Jay B. Moore, William T. May, M & M Investments, Arquitos Capital Partners, LP, Arquitos Capital Management, LLC, Steven L. Kiel, Alesia Value Fund LLC, Alesia Asset Management LLC, Christopher Olin and Jeremy K. Gold (collectively, the “Moore Shareholder Group”). The Settlement Agreement settles and resolves certain matters relating to the Moore Shareholder Group’s proxy solicitation and the special meeting of Company stockholders that was scheduled to be held February 12, 2015 (the “Special Meeting”) as well as a lawsuit filed by the Company against the Moore Shareholder Group seeking to, among other things, enjoin the Moore Shareholder Group from voting its proxies at the Special Meeting.

Under the terms of the Settlement Agreement, the Moore Shareholder Group, Mr. Erhartic, Jr., and Mr. Judd (the “Parties”), who collectively own more than 50% of the outstanding shares of voting common stock of the Company, agreed to enter into a voting agreement (the “Voting Agreement”) under which the Parties agreed to elect, through a written consent of the majority of the shareholders, the following persons to the Company’s Board: Frank R. Erhartic, Jr., Daniel A. Judd, Roger Malouf, Jeffrey I. Moore, Steven L. Kiel and JeremyK. Gold.

Messrs Erhartic, Jr., Judd and Moore currently serve on the Board. Messrs. Kiel and Gold are members of the Moore Shareholder Group. In the event of a deadlocked vote among the Board members, Mr. Erhartic, as President of the Company, will be entitled to cast the deciding vote, except with respect to (i) actions that directly affect a Board member, (ii) changes to the articles of incorporation or bylaws of the Company, or (iii) deadlocked votes that occur within 12 months of the date of the Settlement Agreement.

Additionally, the Settlement Agreement provides that the Company will, among other things:

•	hold an annual meeting of the Company’s shareholders no later than June 30, 2016 and hold regular meetings of the Board at specified intervals over the next 12 months;

•	retain a financial consultant selected by the Moore Shareholder Group to manage the Company’s SEC filing obligations, provide oversight of the Company’s financial statements and assist with the implementation of best practices, internal controls and appropriate policies and procedures; and

•	dismiss the lawsuit it filed against the Moore Shareholder Group.

In contemplation of the actions agreed to by the Company and Messrs. Erhartic, Jr. and Judd, and to avoid the significant expenses that the Company would likely incur in pursuing its lawsuit and continuing its opposition of the Moore Shareholder Group’s proxy solicitation, the Moore Shareholder Group agreed to withdraw its proxy statement for the Special Meeting and cease soliciting proxies for the election of its slate of director nominees.

Under the Settlement Agreement, the Company and the Moore Shareholder Group will each pay for their respective costs incurred in connection with the proxy solicitation, settlement of claims and related matters, except that the Company will reimburse the Moore Shareholder Group for up to $40,000 of its expenses. The Settlement Agreement also includes certain standstill provisions and a general release of claims among the Parties.

Voting Agreement. In connection with the Settlement Agreement, on February 6, 2015 the Parties entered into the Voting Agreement with respect to the election of directors as described above. The Voting Agreement also provides that the authorized number of seats on the Board will be fixed at six during the term of the Voting Agreement. Unless extended by the Parties, the Voting Agreement will remain in effect until the earlier of 12 months after the date of the Settlement Agreement or the date of the next annual meeting of Company stockholders, but will not be applicable to any vote taken at such annual meeting.

 Description of the Board Members

Frank R. Erhartic, Jr., 46, guides Sitestar’s long-term market strategies and investments, oversees all product research and development and leads the company’s day-to-day operations.  An entrepreneur, Mr. Erhartic founded Computers by Design, a Sitestar subsidiary, in 1985 as a software development and computer services company and later created a toner remanufacturing division called CBD Toner Recharge.  In 1996, Mr. Erhartic started Lynchburg.net an Internet Service Provider which was acquired by Sitestar in 2000.  He was named President and CEO in 2002 of Sitestar and has led the growth of the Company’s customer base through a series of acquisitions and has diversified the revenue base of the Company by focusing on the acquisition of distressed and foreclosed properties at or below conventional market prices in those geographic areas with the greatest opportunity for price appreciation given the level of demand for home rentals and sales. Mr. Erhartic has been involved in real estate investing for his own account since he was 19 years old. Mr. Erhartic is a graduate of Virginia Tech with degrees in both Management and Finance. The Company believes that Mr. Erhartic provides valuable knowledge regarding the ISP and distressed and foreclosed property businesses on which the Company relies and is qualified to be a member of the Board.

Daniel A. Judd, 58, has over thirty years of experience in accounting and management, he oversees financial reporting, planning, mergers and acquisitions, and finance support for all business operations.  Before joining Sitestar in 2003, Mr. Judd ran his own accounting firm, Judd Enterprises, Inc., specializing in both taxes and accounting.  He also held management positions in manufacturing and wholesale companies.  Mr. Judd is a Certified Public Accountant and holds a Bachelor of Science degree in Commerce from the University of Virginia. The Company believes that Mr. Judd's accounting background, financial reporting knowledge and familiarity with the operations of the Company make him qualified to be a member of the Board.

 Roger Malouf, 59, is a professional realtor and broker with MKB Realtors, a position he has held since 1999. From 2002-2006 Mr. Malouf served on the board of directors of the Roanoke Valley Association of Realtors (RVAR) and served as a member of the Board of Zoning Appeals for Roanoke City. From 1986-1992 Mr. Malouf was an SEC registered investment advisor and a property manager for residential and commercial real estate. Mr. Malouf graduated with a BBA degree, cum laude, from Roanoke College in 1977. The Company believes that the experience that Mr. Malouf has in real estate makes him qualified to serve on the Board.

Jeffrey I. Moore, 29, is a private investor and landlord. He is a founding member and the Presiding Partner of M & M Investments and co-founder and owner of Mt. Melrose LLC, a real estate investment company. Mr. Moore has served as a member of the board of directors of SiteStar since October 21, 2013. He also serves as a board member and secretary of the Melrose Oakpark Neighborhood Association, a 501(c) nonprofit organization. He previously served as a board member of Woodhill Park Inc., a 209 unit townhome association. Mr. Moore is a graduate of Eastern Kentucky University. The Moore Shareholder Group believes that Mr. Moore’s experience in real estate investment and management, his experience with other investments, as well as his familiarity with Sitestar’s real estate holdings make him qualified to serve on the Board.

Steven L. Kiel, 36, is the founder and president of Arquitos Capital Management, a Registered Investment Advisory firm. He is the portfolio manager for Arquitos Capital Partners, a value-oriented investment partnership. Prior to founding Arquitos Capital Management in 2009, Mr. Kiel was an attorney in private practice. Mr. Kiel has also led a non-profit consulting firm and was a major gift officer at a nationally recognized, Washington D.C.-based, public policy organization. Mr. Kiel is a captain and judge advocate in the Army Reserves and a veteran of Operation Iraqi Freedom. Mr. Kiel is a graduate of George Mason School of Law and Illinois State University, and is a member of the bar in Illinois and Washington, D.C. The Moore Shareholder Group believes that Mr. Kiel’s financial, leadership, and legal experience makes him an asset to the Board.

Jeremy K. Gold, 22, is a Managing Member and co-founder of Alesia Asset Management LLC, a Los Angeles-based value-oriented investment firm. Mr. Gold holds a Bachelors of Arts in Physics from Williams College. The Moore Shareholder Group believes that Mr. Gold’s experience in evaluating investment decisions and dedication to improving the capital allocation of Sitestar make him qualified to serve on the Board.

Distribution and Costs

We will pay the cost of preparing, printing and distributing this information statement.

PROPOSAL 2 – APPOINTMENT OF CIRO E. ADAMS, CPA, LLC AS THE COMPANY’S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015 OF THE COMPANY

Our Board has unanimously approved and adopted, subject to stockholder approval, the engagement of Ciro E. Adams, CPA, LLC. as the Company’s independent certified public accountants for the fiscal year ending December 31, 2015. Ciro E. Adams has been the Company's independent auditor. The Board, in its discretion, may select a new independent registered public accounting firm at any time during the year if it believes that such a change would be in the Company’s best interest.

As disclosed in the Company’s Form 10-K filed with the SEC on April 1, 2015, fees paid by the Company to Ciro E. Adams, CPA, LLC, in 2014, and the Company’s prior independent public accounting firm, Santora CPA Group, in 2013 were as follows:

Total Fees

Fees paid to Ciro E. Adams, CPA, LLC	2014	2013
Audit Fees	$57,500	42,500
Audit-Related Fees	—5,000	—
Tax Fees	—2,500	—
Other Fees	—	—
Total Fees	$65,000	42,500

Fees paid to Ciro E. Adams, CPA, LLC	2014		2013
Audit Fees		$—	$23,820
Audit-Related Fees		—	—
Tax Fees		—	1,000
Other Fees		—	—
Total Fees	$		$24,820

Audit Fees

The aggregate fees for Ciro E. Adams, CPA LLC for their annual audit of the Company's financial statements for the year ended December 31, 2014 and for the reviews of the financial statements included in our quarterly reports on Form 1-Q for that year were $62,500. The aggregate fees for Santora Group for their annual audit of the Company's financial statements for the year ended December 31, 2013 and for the reviews of the financial statements included in our quarterly reports on Form 1-Q for that year were $23,820.

Tax Fees

The aggregate fees for Santora Group tax services provided to the Company for the year ended December 31, 2013 were $1,000. These services were primarily related to assisting the Company with the preparation of local tax filings.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

Our voting securities consist of our Common Stock, par value $0.001 per share, of which 74,085,705 shares are outstanding. The following table sets forth certain information as of March 31, 2014 and as further modified by the Schedule 13D filing by Frank R. Erhartic, Jr. and Daniel Judd on February 16, 2015 regarding the record and beneficial ownership of our common stock by: (i) any individual or group (as that term is defined in the federal securities laws) of affiliated individuals or entities who is known by us to be the beneficial owner of more than five percent of the outstanding shares of our common stock; (ii) each of our executive officers and directors; and (iii) our executive officers and directors as a group.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class (1)
Frank and Julie Erhartic, Jr. 7109 Timberlake Road Lynchburg, VA 24502	24,883,980	(2)	33.58%
Daniel A. Judd 7109 Timberlake Road a Lynchburg, VA 24502	133,865		0.18%
Jeff Moore 1904 Deauville Dr. Lexington, KY 40504	5,423,373		7.32%
All directors and officers As a group (3 persons)	30,141,218		41.08%

(1)	Percent of class is based on 74,085,705 shares of common stock outstanding as of March 31, 2014.

(2)	Revised from the Form 10-K/A filed November 20, 2014 to reflect direct and beneficial ownership by Frank R. Erhartic, Jr. of 24,883,980 rather than 24,583,980 shares of Common Stock.

The following table sets forth all persons known to us to own more than 5% of our outstanding common stock as of March 31, 2015.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Jeffrey I. Moore(1) 1904 Deauville Dr., Lexington, KY 40504	5,423,373	7.32%
Arquitos Capital Partners, LP(1) 96 Trinidad Bend Coronado, CA 92118	4,580,260	6.18%

(1)	Based on Form 4 filed with the Securities and Exchange Commission on December 16, 2014.

SUMMARY COMPENSATION TABLE

The following table provides certain summary information concerning compensation paid by the Company, to or on behalf of the following named executive officer for the fiscal years ended December 31, 2014 and December 31, 2013.

Name and Principal Position	Year	Salary($)	Bonus($)	All Other Compensation($)	Total($)
Frank R. Erhartic, Jr.,	22014	48,577			48,577
Chairman of the Board, President, and CEO	22013	48,577			48,577

Frank R. Erhartic, Jr., President, CEO and Director, earned a salary of $48,577 for both the years ended December 31, 2014 and 2013. He received no other compensation. Daniel A. Judd, CFO and Director earned a salary of $48,200 for both the years ended December 31, 2014 and 2012. He received no other compensation.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

Only one information statement is being delivered to multiple security holders sharing an address unless the Company has received contrary instructions from one or more of its security holders. The Company undertakes to deliver promptly upon written or oral request a separate copy of the information statement to a security holder at a shared address to which a single copy of the documents was delivered and provide instructions as to how a security holder can notify the Company that the security holder wishes to receive a separate copy of an information statement.

Security holders sharing an address and receiving a single copy may request to receive a separate information statement at Sitestar Corporation, 7109 Timberlake Road, Lynchburg, VA 24502. Security holders sharing an address can request delivery of a single copy of information statements if they are receiving multiple copies may also request to receive a separate information statement at Sitestar Corporation, 7109 Timberlake Road, Lynchburg, VA 24502, telephone: (434) 239-4272.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our directors and executive officers, and persons who own more than ten percent (10%) of our outstanding Common Stock, file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of Common Stock. Such persons are required by the SEC to furnish us with copies of all such reports they file. Specific due dates for such reports have been established by the SEC and we are required to disclose any failure to file reports by such dates. We believe that during the fiscal year ended December 31, 2014, all reports required to be filed pursuant to Section 16(a) were filed on a timely basis.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

We are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms at 100 F Street, N.E, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference rooms. Copies of our SEC filings are also available to the public from the SEC’s web site at www.sec.gov.

 We will provide, upon request and without charge, to each shareholder receiving this information statement a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, including the financial statements and financial statement schedule information included therein, as filed with the SEC. You are encouraged to review the Annual Report together with any subsequent information we filed or will file with the SEC and other publicly available information. A copy of any public filing is also available, at no charge, by contacting Sitestar Corporation, 7109 Timberlake Road, Lynchburg, VA 24502, telephone: (434) 239-4272.

Date: June 2, 2015	Sitestar Corporation
By Order of the Board of Directors
	By:	/s/ Frank R. Erhartic, Jr.
Frank R. Erhartic, Jr.
President and Chief Executive Officer